Exhibit (a)(4)

NEWS RELEASE

For Immediate Release

Deltek Systems, Inc. Announces Record and Meeting Dates For Vote on Going Private Transactions

HERNDON, VA – April 9, 2002 — Deltek Systems, Inc. (NASDAQ:DLTK), the leading provider of business software and solutions for project-based businesses and professional services firms, announced today that it has set the record and meeting dates for the special meeting of shareholders to consider the going private transaction proposed by Donald deLaski, Deltek’s founder, and Kenneth deLaski, Deltek’s co-founder, Chairman and Chief Executive Officer.

The merger agreement governing the transaction provides that shareholders, other than an entity that will hold Deltek shares now owned primarily by members of the deLaski family, will receive $7.15 per share in cash for their Deltek shares. Completion of the merger is subject to the approval of the holders of more than two-thirds of Deltek’s outstanding common stock and to other customary conditions contained in the merger agreement.

The record date for the determination of shareholders entitled to vote at the meeting is April 19, 2002, and the special meeting will be held on Wednesday, May 29, 2002, at the Dulles Hyatt hotel at 2300 Dulles Corner Blvd. in Herndon, Virginia.

Chairman and CEO Kenneth deLaski announced that the group proposing the going private transaction has received a commitment letter from SunTrust Bank for the commercial bank financing needed to complete the transaction. Definitive documentation for that financing has not yet been executed. Mr. deLaski noted that, in addition to the bank financing, he and Donald deLaski both will be investing personal funds to finance the transaction.

Additional Information and Where To Find It

For more detailed information about the proposed merger, interested parties should read the Agreement and Plan of Merger that has been filed as an attachment to a Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 14, 2002. In addition, there has been filed with the SEC a preliminary proxy statement and a Rule 13e-3 statement on Schedule 13E-3 (the “Schedule 13E-3”). Deltek has not yet received comments from the SEC on the proxy statement, which remains subject to change until mailed to shareholders. Investors and shareholders of Deltek are advised to read the final proxy statement and the Schedule 13E-3 carefully when they become available because they will contain important information about the proposed transaction, the persons soliciting proxies related thereto, their interests in the proposed transaction and related matters. Investors and shareholders may obtain free copies of the proxy statement, the Schedule 13E-3 and other documents filed by Deltek (when available) at the SEC’s website at www.sec.gov.

Free copies of the proxy statement and the Schedule 13E-3 will also be available to investors and shareholders from Deltek by directing such requests to the attention of Babette J. Aller, Investor Relations Manager, Deltek Systems, Inc., 13880 Dulles Corner Lane, Herndon, VA 20171, 800-456-2009, ext. 4444.

Information Concerning Participants

Deltek and certain other persons named below may be deemed to be participants in the solicitation of proxies form Deltek’s shareholders under the rules of the SEC. The participants in this solicitation may include (1) the current directors of Deltek: Donald deLaski, Kenneth E. deLaski, Robert E. Gregg, Darrell J. Oyer, James F. Petersen and Charles W. Stein and (2) the executive officers of Deltek who are not directors. A description of any interests that these persons have in proposals to be voted on at Deltek’s shareholder meeting will be available in the proxy statement.

About Deltek Systems, Inc.

Deltek Systems, Inc. (NASDAQ:DLTK) is the leading provider of business software, solutions and consulting to more than 7,500 professional services firms and project-based companies worldwide. Deltek’s solutions encompass client relationship management and proposal automation; employee time and expense; project and resource planning, budgeting and control; accounting and billing; procurement and materials management; human resources management ; and e-Business. Integrated services include premium-level customer support and software maintenance, implementation and practice management consulting, and classroom training. For more information, visit Deltek at www.deltek.com, or call 800/456-2009 in the U.S., or +44 (0) 20 7518 5010 in the U.K.

Cautionary Statement

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release that are not historical facts are forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those currently expressed in or implied by the forward-looking statements. Deltek assumes no responsibility to update any of the forward-looking statements contained in this release. Readers should carefully review the risk factors described in other documents Deltek files from time to time with the SEC.

Deltek Investor Relations: Babette J. Aller, Investor Relations Manager, 800-456-2009, ext. 4444; baller@deltek.com